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                                                                    EXHIBIT 99.1

Press Release

For further information, please contact:
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Paradigm Genetics, Inc.                          Noonan Russo Presence Euro RSCG
Melissa Matson                                   Lydia Sanmarti-Vila, Ph.D.,
Manager, Corporate Communications                ext.226 (media)
919-425-3000                                     Amy Garay, ext.298 (investors)
                                                 212-696-4455
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            JOHN RYALS TO LEAVE PARADIGM GENETICS' BOARD OF DIRECTORS

RESEARCH TRIANGLE PARK, NC, May 16, 2002 -- Paradigm Genetics, Inc. (Nasdaq:
PDGM) today announced that John A. Ryals, Ph.D., has resigned from the company's board of directors. Additionally, the company indicated that all outstanding issues related to Ryals' departure as President and CEO have been resolved.

"We truly appreciate all that John Ryals has done for Paradigm. He, along with Paradigm's other three founders, built the company from the ground up. His leadership and vision helped propel us to where we are today. I am glad we were able to resolve all outstanding issues amicably," said G. Steven Burrill, Chairman of the Board. "The CEO search, being conducted by Heidrick & Struggles, is advancing according to schedule. We expect to have identified a final candidate within the next 60 days. In the meantime, the management team continues to execute on the business strategy."

About Paradigm Genetics, Inc.

Paradigm Genetics, Inc. (Nasdaq: PDGM) is a life sciences company developing new technologies to discover products for the advancement of human health and agriculture. In human health, Paradigm seeks to use its proprietary MetaVantage(TM) metabolomics technology platform to transform drug discovery and development by significantly enhancing the study of drug targets, lead compounds, and predictive medicine. In agriculture, Paradigm has unlocked the potential of functional genomics through its GeneFunction Factory(TM) industrialized technology platform, which links gene expression profiling, biochemical profiling, and phenotypic profiling to create industry-leading genomic knowledge and intellectual property advantages. For more information, visit www.paradigmgenetics.com.

This press release contains forward-looking statements, including statements regarding Paradigm's ability to develop novel technologies to speed the discovery of products for the advancement of agriculture and human health; the prospects of Paradigm and its partners to market their technologies and develop products; Paradigm's ability to meet or exceed the expectations of its partners and customers; as well as Paradigm's prospects for growth and innovation. Such forward-looking statements are based on management's current expectations and are subject to a number of risks, factors and uncertainties that may cause actual results, events and performance to differ materially from those referred to in the forward-looking statements. These risks include, but are not limited to, Paradigm's early stage of development, history of net losses, technological and product development uncertainties, reliance on research collaborations, uncertainty of additional funding and ability to protect its patents and proprietary rights. These and other risks are identified in Paradigm's most recent report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

         MetaVantage(TM) is a U.S. trademark of Paradigm Genetics, Inc.


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